Exhibit 99.1

Contacts:

Dov A. Goldstein, M.D.	Hala Mirza	Aline Schimmel
Vicuron Pharmaceuticals Inc.	WeissComm Partners	Burns McClellan Inc.
610-205-2312	212-204-2080	212-213-0006
dgoldstein@vicuron.com	hala@weisscommpartners.com	aschimmel@burnsmc.com

VICURON PHARMACEUTICALS SUBMITS NEW DRUG APPLICATION FOR

DALBAVANCIN TO U.S. FOOD AND DRUG ADMINISTRATION

– Once-Weekly Antibiotic Designed to Treat Growing Problem of Hospital Staph Infections —

KING OF PRUSSIA, PA, Dec. 21, 2004 – Vicuron Pharmaceuticals Inc. (NASDAQ: MICU; Nuovo Mercato: MICU) today announced that it has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for dalbavancin, a novel antibiotic for the treatment of complicated skin and soft tissue infections (cSSTIs). Dalbavancin is a unique, once weekly IV lipoglycopeptide for the treatment of cSSTIs caused by Gram-positive bacteria, including the most difficult-to-treat strains of Staphylococcus—methicillin-resistant Staphylococcus aureus (MRSA).

“This is a major milestone for us as we move closer to bringing this promising antibiotic to the market,” said George F. Horner III, President and CEO of Vicuron. “With the increase of infections caused by Gram-positive bacteria in the hospital, we believe dalbavancin will offer a potent alternative to older agents such as vancomycin. In addition, two doses of dalbavancin in complicated skin infections in place of other antibiotics requiring up to 28 doses, can potentially change the course of treatment for this serious disease.”

The NDA includes results from more than 1,850 subjects and three Phase 3 trials which evaluated the safety and efficacy of dalbavancin in patients with SSTIs caused by Gram-positive bacteria. The Phase 3 clinical trials also met the primary and secondary endpoints of non-inferiority when compared to linezolid, cefazolin or vancomycin—three commonly used standard-of-care agents for SSTIs. The vast majority of the patients treated in these studies had SSTIs caused by Staph aureus bacteria, with more than 400 patients infected with methicillin-resistant Staph aureus (MRSA), one of the most difficult-to-treat strains of bacteria.

“Given the promising benefits shown by this product, we believe dalbavancin represents an important achievement for both Vicuron and the hospital antibiotic category,” added Mr. Horner.

About Dalbavancin

Dalbavancin, a novel second-generation lipoglycopeptide agent, belongs to the same class as vancomycin, the most widely-used and one of the few treatments available to patients infected with the most difficult-to-treat strains of Staphylococcus (Staph.): MRSA (methicillin-resistant Staphylococcus aureus) and MRSE (methicillin-resistant Staphylococcus epidermidis). Dalbavancin has been specifically designed as an improved alternative to vancomycin. In vitro studies have shown that in addition to being potent against clinically important Gram-positive bacteria, it is bactericidal (i.e., kills bacteria rather than merely inhibiting their growth). The potency, tissue penetration and half-life of dalbavancin may allow for more flexible and convenient dosing regimens than vancomycin. In preclinical and clinical studies to date, dalbavancin appears to be one of the most potent antibiotics in its class against MRSA and MRSE.

About Vicuron Pharmaceuticals

Vicuron Pharmaceuticals is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing vital medicine for seriously ill patients. The company has two New Drug Applications pending with the U.S. Food and Drug Administration for its lead products, dalbavancin, a novel intravenous antibiotic for the treatment of serious Gram-positive infections, and anidulafungin, a novel antifungal agent. Vicuron’s versatile research engine integrates industry-leading expertise in functional genomics, natural products discovery, mechanism-based drug design and combinatorial and medicinal chemistry. These approaches are yielding promising novel and next-generation compounds, many of which are in the later stages of preclinical development. In addition, the company has research and development collaborations with leading pharmaceutical companies, such as Novartis and Pfizer.

Forward-Looking Statements

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Vicuron’s control. Vicuron faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including the possibilities that clinical trials and the results thereof might be delayed or unsuccessful, that the timing of the filing of any new drug application or any amendment to a new drug application might be delayed, that clinical trials might indicate that a product candidate is unsafe or ineffective, that the FDA might require additional information to be submitted and additional actions to be taken before it will make any decision, that any filed new drug application may not be approved by the FDA, that ongoing proprietary and collaborative research might not occur or yield useful results, that the pipeline may not yield a new clinical candidate or a commercial product, that a third party may not be willing to license Vicuron’s product candidates on terms acceptable to it or at all, that competitors might develop superior substitutes for Vicuron’s products or market these competitive products more effectively, that a sales force may not be developed as contemplated and that one or more of Vicuron’s product candidates may not be commercialized successfully. The reports that Vicuron files with the U.S. Securities and Exchange Commission contain a fuller description of these and many other risks to which Vicuron is subject. Because of those risks, Vicuron’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statement. The information set forth in this news release represents management’s current expectations and intentions. Vicuron assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.